EXHIBIT 99.1

SJW GROUP ANNOUNCES 2018 THIRD QUARTER FINANCIAL RESULTS

SAN JOSE, CA, October 24, 2018 – SJW Group (NYSE: SJW) today reported financial results for the third quarter ended September 30, 2018. SJW Group net income was $15.8 million for the quarter ended September 30, 2018, compared to $19.5 million for the same period in 2017. Diluted earnings per share were $0.76 and $0.94 for the quarters ended September 30, 2018 and 2017, respectively. Diluted earnings per share includes $1.08 per share from recurring operations offset by $0.32 per share related to the company's activities around the proposed combination with Connecticut Water Service, Inc.

Operating revenue was $124.9 million for the quarter ended September 30, 2018 compared to $124.6 million in the same period in 2017. The $300,000 increase in revenue was primarily attributable to a $3.1 million increase in cumulative water rate changes, net of approximately $1.8 million rate decrease from our 2018 cost of capital proceeding and $3.2 million from the federal rate change related to the implementation of the Tax Cuts and Jobs Act (H.R.1) (the "Tax Act"), and $1.0 million increase in revenue from new customers. The increase was partially offset by a $3.1 million decrease in the net recognition of certain balancing and memorandum accounts, which includes $2.5 million in cost-recovery accounts that were recorded in revenue in 2017 which upon adoption of Topic 606, "Revenue from Contracts with Customers" on January 1, 2018 are now recorded as capitalized costs until recovery is approved by the California Public Utilities Commission, and a decrease in customer usage of $752,000.

Water production expenses for the third quarter of 2018 were $55.1 million compared to $53.3 million for the same period in 2017, an increase of $1.8 million. The increase in water production expenses was attributable to $4.9 million in higher per unit costs for purchased water, groundwater extraction and energy charges, partially offset by $2.4 million related to cost-recovery balancing and memorandum accounts and $1.0 million due to an increase in the use of available surface water supplies. Operating expenses, excluding water production costs, increased $11.8 million to $43.9 million from $32.1 million. The increase was primarily due to $8.4 million in merger expenses related to our proposed combination with Connecticut Water Service, Inc., $1.6 million of higher depreciation expenses due to assets placed in service in 2017, $935,000 in higher maintenance and property taxes and other non-income taxes, and $803,000 of higher administrative and general expenses, net of cost-recovery balancing and memorandum accounts.

The effective consolidated income tax rates were approximately 21% and 41% for the quarters ended September 30, 2018 and 2017, respectively. The effective tax rate decreased primarily due to the change in the statutory federal income tax rate from 35% to 21% as a result of the Tax Act.

Year-to-date net income was $29.9 million, compared to $41.9 million in 2017. Diluted earnings per share were $1.45 in the first nine months of 2018, compared to $2.03 per diluted share for the same period in 2017. Diluted earnings per share includes $2.03 per share from recurring operations offset by $0.58 per share related to the company's activities around the proposed combination with Connecticut Water Service, Inc. In addition, the company's diluted earnings per share for 2017 includes $0.15 per share from real estate transactions that did not re-occur in 2018.

Year-to-date operating revenue increased by $3.3 million to $299.0 million from $295.7 million in the first nine months of 2018. The increase was attributable to $14.9 million in cumulative rate increases, net of approximately $2.8 million rate decrease from our 2018 cost of capital proceeding and $3.2 million from the federal rate change related to the implementation of the Tax Act, $7.4 million in higher customer usage, and $1.8 million in revenue from new customers. These increases were partially offset by a $20.6 million decrease in the net recognition of certain balancing and memorandum accounts, which includes $6.7 million related to the implementation of the Tax Act, $6.5 million in lower revenue recorded in our Water Conservation Memorandum Account, $4.2 million related to cost-recovery accounts, an additional $1.4 million related to the outcome of our cost of capital proceeding, and $1.4 million related to a redistribution of certain customer accounts between residential and business customers for the year ended December 31, 2016 that was recorded in the 2017 first quarter.

Year-to-date water production expenses increased to $125.4 million from $118.6 million in 2017. The $6.8 million increase was attributable to $11.0 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $4.6 million in higher customer water usage, offset by $5.7 million in lower expenses due to an increase in the use of available surface water supplies and $3.1 million related to cost-recovery balancing and memorandum accounts. Operating expenses, excluding water production costs, increased $23.2 million to $117.6 million from $94.4 million. The increase was primarily due to $15.0 million in merger expenses related to our proposed combination with Connecticut Water Service, Inc., $4.7 million in higher depreciation expenses, $2.1 million in higher maintenance and property taxes and other non-income taxes, and $1.4 million in higher administrative and general expenses, net of cost-recovery balancing and memorandum accounts.

Other expense and income in the first nine months of 2017 included a pre-tax gain of $6.3 million on the sale of 444 West Santa Clara Street Limited Partnership's interests in the commercial building and land the partnership owned and sale of undeveloped land which SJW Land Company owned for a pre-tax gain of $580,000.

The effective consolidated income tax rates were approximately 20% and 38% for the nine-month periods ended September 30, 2018 and 2017, respectively. The effective tax rate decreased in 2018 primarily due to the change in the statutory federal income tax rate from 35% to 21% as a result of the Tax Act.

The Directors of SJW Group today declared a quarterly dividend on common stock of $0.28 per share. The dividend is payable on December 3, 2018 to shareholders of record on November 5, 2018.

SJW Group is a publicly traded holding company headquartered in San Jose, California. SJW Group is the parent company of San Jose Water Company, SJWTX, Inc., and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including, but not limited to, statements relating to SJW Group's plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group's most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
REVENUE	$124,853	124,578	$298,981	295,696
OPERATING EXPENSE:
Production Expenses:
Purchased water	33,545	30,833	72,673	66,938
Power	1,882	2,500	4,774	5,491
Groundwater extraction charges	14,890	15,756	34,341	34,098
Other production expenses	4,836	4,216	13,674	12,067
Total production expenses	55,153	53,305	125,462	118,594
Administrative and general	12,752	11,949	36,278	34,909
Maintenance	4,980	4,607	14,036	12,991
Property taxes and other non-income taxes	4,016	3,454	11,332	10,260
Depreciation and amortization	13,682	12,065	40,921	36,217
Merger related expenses	8,442	—	14,994	—
Total operating expense	99,025	85,380	243,023	212,971
OPERATING INCOME	25,828	39,198	55,958	82,725
OTHER (EXPENSE) INCOME:
Interest expense	(6,077)	(5,541)	(18,213)	(17,354)
Unrealized loss on California Water Service Group stock	—	—	(527)	—
Gain on sale of real estate investment	—	—	—	6,903
Pension non-service cost	(589)	(953)	(1,767)	(2,860)
Other, net	729	359	2,084	1,436
Income before income taxes	19,891	33,063	37,535	70,850
Provision for income taxes	4,103	13,523	7,591	27,055
NET INCOME BEFORE NONCONTROLLING INTEREST	15,788	19,540	29,944	43,795
Less net income attributable to the noncontrolling interest	—	—	—	1,896
SJW GROUP NET INCOME	15,788	19,540	29,944	41,899
Other comprehensive income, net	—	80	—	252
SJW GROUP COMPREHENSIVE INCOME	$15,788	19,620	$29,944	42,151

SJW GROUP EARNINGS PER SHARE:
Basic	$0.77	0.95	$1.45	2.04
Diluted	$0.76	0.94	$1.45	2.03
DIVIDENDS PER SHARE	$0.28	0.22	$0.84	0.65
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,627	20,516	20,594	20,502
Diluted	20,732	20,697	20,722	20,675

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2018	December 31, 2017
ASSETS
Utility plant:
Land	$18,300	17,831
Depreciable plant and equipment	1,783,654	1,714,228
Construction in progress	79,475	45,851
Intangible assets	15,748	14,413
Total utility plant	1,897,177	1,792,323
Less accumulated depreciation and amortization	593,916	553,059
Net utility plant	1,303,261	1,239,264

Real estate investments	56,336	56,213
Less accumulated depreciation and amortization	12,029	11,132
Net real estate investments	44,307	45,081
CURRENT ASSETS:
Cash and cash equivalents	13,327	7,799
Accounts receivable and accrued unbilled utility revenue	61,518	54,309
Other current assets	5,522	4,750
Total current assets	80,367	66,858
OTHER ASSETS:
Investment in California Water Service Group	—	4,535
Regulatory assets, net	104,670	99,554
Other	4,263	2,709
	108,933	106,798
	$1,536,868	1,458,001

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2018	December 31, 2017
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$21	21
Additional paid-in capital	84,045	84,866
Retained earnings	390,891	376,119
Accumulated other comprehensive income	—	2,203
Total stockholders’ equity	474,957	463,209
Long-term debt, less current portion	431,341	431,092
Total capitalization	906,298	894,301
CURRENT LIABILITIES:
Line of credit	76,000	25,000
Accrued groundwater extraction charge, purchased water and purchased power	22,856	14,382
Accounts payable	26,956	22,960
Accrued interest	7,402	6,869
Accrued payroll	4,568	6,011
Other current liabilities	13,898	9,830
Total current liabilities	151,680	85,052

DEFERRED INCOME TAXES	80,901	85,795
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	247,893	244,525
POSTRETIREMENT BENEFIT PLANS	75,877	72,841
REGULATORY LIABILITY	60,650	62,476
OTHER NONCURRENT LIABILITIES	13,569	13,011
	$1,536,868	1,458,001